Exhibit 10.1

PROJECT DESIGN AND ADMINISTRATION AGREEMENT

This PROJECT DESIGN AND ADMINISTRATION AGREEMENT (“Agreement”) is entered into as of the 3rd day of December, 2012 (“the Effective Date”) between Privileged World Travel Club, Inc., a Delaware corporation, (“Privileged”), having offices at 1 Blackfield Drive, Tiburon, California 94920, and MagNet Solutions Inc., a California corporation (“MagNet”), having offices at 4132-A  Del Rey Ave., Marina Del Rey, CA 90292 .  Privileged and MagNet may each be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.

Privileged is a leader in international travel solutions, including the Privileged Travel Club.

B.

MagNet is a pioneer in the "direct to consumer" market for major global brands.

C.

Privileged and MagNet have entered into a non-binding Term Sheet relating to (a) three initial projects relating to Privileged’s business of providing travel services, including responsibilities with respect to these projects, (b) the services to be provided by each of MagNet and Privileged, and (c) funding of the projects.

D.

The Parties desire to enter into a definitive agreement relating to the projects, the services to be provided, and the funding of the projects.

AGREEMENT

In consideration of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.  Projects.

1.1

The Parties agree to undertake three initial projects (collectively, the “Projects”), which shall be as follows:

1.1.1

Project No. 1: Update and revise Privileged’s existing website or develop a new website (the “Domestic Website”) for use in Privileged and MagNet working together to generate online sign-ups for Privileged Travel Club, and to enable Privileged to communicate with Club Members (for offerings, information, etc.).

1.1.2

Project No. 2:  Develop a website (the “International Website”) for use in selling US tours to Chinese travelers in China. The Parties intend that these will be a set of tours to a preselected set of US cities. It is anticipated by the Parties that these travelers will have the option of choosing their hotel and other amenities in their destination cities.  Finally, the Parties anticipate that the flights shall be arranged by Privilege.

1.1.3

Project No. 3: Using the International Website, create a system for Chinese tour travelers to travel from their homes to Beijing or Shanghai, for further travel to the US, and to provide hotels and travel options to Chinese travelers by connecting to China global distribution systems (“GDS”).

1.2

Tasks for Each Project

1.2.1

Project No 1 Tasks:

1.2.1.1

MagNet shall either integrate MagNet’s marketing tools into Privileged’s existing website, or work with Privileged to develop a new website (in either case, the “Domestic Website”) for use by Privileged in booking domestic travel, offering Privileged Travel Club services, communicating with Privileged Travel Club Members, and such other uses as determined by Privileged and communicated to MagNet.

1.2.2

Project No. 2 Tasks:

1.2.2.1

MagNet shall create the International Website (initially in the Chinese language) that describes the tours in Project No. 2.

1.2.2.2

MagNet shall connect the International Website front end to a booking link to Privileged Tours, which such link shall be arranged for by Privileged.

1.2.2.3

MagNet shall program or develop the International Website to enable it to assign a unique Customer ID to each travel customer.

1.2.2.4

Privileged shall be responsible to enter into an arrangement with a global distribution system for booking of these tours, as well as make any other arrangements required in order to offer any travel related services offered by Project No.1 to travel customers.

1.2.3

Project No. 3 Tasks

1.2.3.1

MagNet shall program the International Website (initially in the Chinese language) to enable Chinese travelers to book their Chinese travel portions through China GDS systems.

1.2.2.2

MagNet shall program the International Website to enable the system to use same Customer ID for Chinese segments of travel.

1.2.2.3

Privileged shall be responsible to contract with a global distribution system for booking of these tours, as well as make any other arrangements required in order to offer any travel related services offered by Project No.2 to travel customers.

1.3

Project Administration.  The Parties agree to work together, as otherwise set forth in this Agreement, to design and build the systems needed to develop the Projects and deliver these services to Privileged’s Members, potential members, and target markets.

1.4

 MagNet’s Services / Phases.

1.4.1

MagNet’s services shall be performed in phases, as follows:

1.4.1.1

Creative Design:  MagNet shall develop initial wire frames for the International Website and the Domestic Website, in cooperation with Privileged.  MagNet will then proceed in accordance with the Specifications, referred to hereinafter as the “Work Specifications Document,” which will be mutually developed, a form of which is attached hereto as Appendix A.

1.4.1.2

Build Out:  MagNet will build out the site skeleton for the International Website and the Domestic Website, populating them with content to be provided by Privileged and jointly-developed design elements. The deliverables produced during this stage will also be included in the Work Specifications Document.

1.4.1.3

Development:  MagNet will design and develop the underlying site applications for the International Website and the Domestic Website, including all forms, administrative tools, database, administrator portal, and the content management system. The deliverables produced during this stage will also be included in the Work Specifications Document.

1.4.1.4

Testing, Training, Launch:  MagNet will perform functional testing to ensure the desired functionality and operation of the system, resolve any remaining issues and coordinate the launch of the site with the team at the website hosting company.  The additional deliverables produced during this stage will also be included in the Work Spec Document.

1.4.1.5

Support: The Parties anticipate that ongoing support for the websites will be addressed under a separate Support Services / Service Level Agreement which shall include MagNet’s standard hosting, support and maintenance terms.

1.5

Project Funding.

1.5.1

Work Performed.

1.5.1.1

The three Projects listed above, and the services to be provided by MagNet in connection therewith as set forth in Section 1.4 above and as delineated on the Work Specifications Documents, will be performed at MagNet's cost (against the Deposits).

1.5.1.2

MagNet will act as the Project Manager and will reasonably coordinate with the Privileged team to ensure that the final deliverables meet the market needs that Privileged has identified.

1.5.1.3

MagNet programmers and project administrators will be billed to the project at a rate of $75 per hour.

1.5.1.4

MagNet will provide Privileged with an itemized report of hours and tasks every two weeks during the work on the three Projects.

1.5.1.5

MagNet and Privileged agree to meet on a reasonable basis to ensure that the overall scope of work on each of the three Projects is being refined to meet the market needs during the buildout of the International Website and the Domestic Website.

1.5.2

Initial Payment.

1.5.2.1

Privileged agrees to make an initial payment to MagNet, within ten (10) Trading Days (as defined below) of the date on which the SEC declares the Privileged’s Registration Statement effective, of $40,000 (the “Initial Deposit”).

1.5.2.2

MagNet will commence work on all three Projects, in the order of priority listed above unless all three may be worked on simultaneously, and will bill against this Initial Deposit, until MagNet has incurred costs of $30,000 of the Initial Deposit.

1.5.2.3

Within three days of being notified by MagNet that it has spent $30,000 of the Initial Deposit with respect to work on the Projects, Privileged will provide an additional $20,000 (for an aggregate of $60,000), if needed (the “Additional Deposit”), towards additional work in connection with the Projects (the Initial Deposit and the Additional Deposit shall sometimes be referred to cumulatively herein as the “Deposits”). If, after MagNet has incurred costs in the amount of $60,000, additional Project development work is required, the Parties agree to determine how much additional funding will be required.  The Parties acknowledge that the costs of developing the Projects are not known to either Party at the time of execution of this Agreement.

1.5.3

Subsequent Payments.

1.5.3.1

If additional development work is still needed after the Initial Deposit and the Additional Deposit have been spent, MagNet and Privileged agree to work together to agree on any final additions or changes needed to complete each of the three Projects, and Privileged will advance the necessary funds needed to complete all tasks required in connection with the Projects.

1.6.

Payment of MagNet's Expenses.   MagNet’s third party, out-of-pocket, incidental expenses shall be reimbursable to MagNet with respect to a Project, in accordance with the terms set forth in the Work Specifications Document.  The Parties agree that any incidental expenses (independently or in the aggregate) in excess of $2,500 must be approved in writing by Privileged.  The Parties further agree that any expenses incurred in the normal course of MagNet’s business shall not require prior written approval unless such expenses shall exceed, in the aggregate, $10,000.  Moreover, the Parties agree to work together with respect to any mutually determined expenses (including but not limited to such items as necessary travel or communications costs).

1.7.

Changes in Project Scope.   In the event that changes to any of the requirements set forth in any Work Specifications Document are specifically requested by Priveleged, in writing, MagNet will create a project change request (“Project Change Request”) which reflects the relevant change information, including change description, impact assessment on the Work Specifications Document terms, and any associated cost to implement the change (if applicable).  The Project Change Request will be submitted by MagNet to Priveleged, within five (5) business days of receipt by MagNet of such written request, for review and written approval.  All such approved changes will be incorporated into the applicable Work Specifications Document and implemented by MagNet as soon as commercially practical.

1.8.

Delays.   MagNet shall use all reasonable efforts to complete each Project on schedule (as per the terms of the applicable Work Specifications Document). However, at its option, MagNet can extend the due date for any deliverable (as per the terms of the applicable Work Specifications Document) by giving verbal or written notice to Priveleged. The total of all such extensions shall not exceed thirty (30) days, unless otherwise agreed in writing by Priveleged and MagNet.  Any delay or nonperformance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing Party shall not constitute a breach of this Agreement, provided that the delayed Party has taken reasonable measures to notify the other Party of the delay in writing. The delayed Party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control.  Conditions beyond a Party's reasonable control include, but are not limited to, natural disasters, acts of government after the date of the Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics. Failure of Subcontractors and inability to obtain materials shall not be considered a condition beyond a Party's reasonable control.

2.  Revenue Sharing

2.1

In addition to the technology development funding described above in Section 1.5, the Parties agree to share in the revenues generated from the International Website and the Domestic Website once the three Projects are completed and operational.

2.1.1

MagNet shall share in the gross revenues generated in connection with all goods and services purchased by the end user of the Project websites (“Gross Revenues”), pursuant to the formulas set forth below (“MagNet Share”).  The Parties agree and acknowledge that all gross revenues from the International Website and the Domestic Website (consisting of commissions on travel and all other revenues received by Privileged) shall be calculated on a monthly basis.

2.1.1.1

For Gross Revenues generated by the Project websites with respect to the booking of travel, during any month up to $100,000, MagNet shall receive one percent (1%) of such proceeds, payable by the 15th day of the following month.

2.1.1.2

For Gross Revenues generated by the Project websites with respect to the booking of travel, received by Privileged during any month between $100,001 and $500,000, MagNet shall receive two percent (2%) of such proceeds, payable by the 15th day of the following month.

2.1.1.3

For Gross Revenues generated by the Project websites with respect to the booking of travel, received by Privileged during any month of $500,001 or more, MagNet shall receive three percent (3%) of such proceeds, payable by the 15th day of the following month.

2.1.1.4

From Gross Revenues generated by the Project websites with respect to the sale of any other travel related services by Privileged (the “Gross Travel Services Revenues”), Privileged shall deduct all expenses related to such Gross Travel Services Revenues  to arrive at the Net Travel Services Revenues.  MagNet shall be entitled to receive ten percent (10%) of the Net Travel Services Revenues for each month, payable by the 15th day of the following month.

2.2.

Late Payments; Cure Period; Late Fees.    Payments by Privileged not made when required, or within a fifteen-day cure period, shall be subject to late penalty fees of one half of one percent (0.5%) per month from the due date until the amount is paid.

2.3.

Audit Rights.   MagNet shall have the right to audit the books and records of Privileged relating to the collection of revenues in connection with the MagNet Share.  MagNet shall not so audit Privileged more than once per year, nor more than once per accounting statement.  MagNet agrees that any such audit shall be at MagNet’s expense, and the timing of any such audit will be coordinated with and agreed upon by Privileged, which agreement shall not be withheld unreasonably.

3.

Ownership of Intellectual Property.

3.1

Ownership / Exclusivity

3.1.1

The Parties understand, acknowledge, and agree that all documents, materials, information and/or any other property of MagNet, including, but not limited to, any computer software code created and/or developed by MagNet pursuant to this Agreement for the three Projects, and incorporated into, made part of, or to be used in conjunction with, the International Website or the Domestic Website or both (“MagNet’s Work Products”) shall remain MagNet’s sole and exclusive property.

3.1.3

The Parties further understand, acknowledge, and agree that any and all documents, materials and/or other property owned by Privileged which is incorporated by MagNet (or Privileged) into the International Website or the Domestic Website, or both (“Privileged Property”) shall remain the exclusive property of Privileged at all times, and MagNet shall have no rights whatsoever in any of the Privileged Property.

3.1.5

All right, title and interest in and to MagNet’s Work Products (including the ownership thereof), and any related and applicable copyrights, trade secret rights, patents or patent applications shall be the sole and exclusive property of MagNet.  Except to the extent of the rights expressly granted herein to Privileged and any of its sub-licensees, neither Privileged nor any of its sub-licensees shall acquire any right, title or interest in or to MagNet’s Work Products .

3.1.6

During the Term of this Agreement, Priveleged shall not utilize, or enter into any agreement with any third party regarding, any services and/or technology which reasonably compete with the services and/or technology reasonably contemplated to be provided by MagNet hereunder.

4.

Software as a Service; Service Agreement

4.1. Definitions. This Section 4 outlines the software as a service (“SaaS”) to be provided by MagNet pursuant to this Agreement.  For purposes of this Section 4, the following definitions shall apply:

4.1.1

Application means the software and other material, which may include open-source software, used by MagNet to access, configure, and provide the Services.

4.1.2

Commercial Use means use of the Service that results in or is intended to produce commercial advantage, monetary compensation, or private benefit. MagNet may, at its sole discretion, classify any use of the Service as Commercial Use.

4.1.3

Customer Data means any data in electronic form collected through the Service from Privileged’s customers, members, clients, or other third parties, or collected or accessible directly from Privileged.

4.1.4

Documentation means instructions and examples pertaining to appropriate integration with and proper use of the Services, as MagNet may specify.

4.1.5

Intellectual Property Rights means all intellectual property rights, including patents, trademarks, trade name, service mark, copyright, trade secrets, know-how, process, technology, development tool, ideas, concepts, design right, domain names, moral right, database right, methodology, algorithm and invention, and any other proprietary information (whether registered, unregistered, pending or applied for).

4.1.6

Non-Commercial Use means use of the Service that is not intended to produce and does not result in commercial advantage, monetary compensation, or private benefit. MagNet may, at its sole discretion, classify any use of the Service as Non-Commercial Use.

4.1.7

Service means software-as-a-service provided by MagNet, including but not limited to the MagNet platform (to the extent the use thereof is necessary for the functioning of the Services provided by MagNet hereunder) , and associated Documentation.

4.2. Service.

4.2.1

MagNet Obligations. MagNet hereby agrees, subject to and during the term of this Agreement: (i) to provide the Service to Privileged in accordance with the Agreement; (ii) to grant or procure a right for Privileged to access and use the Application as a part of the Service only; (iii) to provide ongoing maintenance, upgrades and enhancements to the Service, in accordance with the Support Services / Service Level Agreement, or as otherwise agreed to, in writing, by the Parties; (iv) to use all commercially reasonable efforts to prevent unauthorized access to, or use of, the Service, and notify Privileged promptly of any such unauthorized use which may affect Privileged.

4.2.2

Quality of Service.  MagNet hereby warrants that the Services will be performed in a professional and workmanlike manner consistent with industry standards reasonably applicable to such Services.  If a breach of this warranty has occurred, and Privileged notifies MagNet in writing stating the specific nature of the breach, then MagNet will be required to promptly correct any affected Services in order to comply with the warranty.

4.2.3

Privileged Obligations. Privileged hereby agrees, subject to and during the term of this Agreement: (i) not to reverse-engineer the Application; (ii) to use an appropriate integration method for the volume and/or nature of queries to the Service; (iii) that it is solely responsible for all of its activities and for the accuracy, integrity, legality, reliability, and appropriateness of all Customer Data; (iv) to use all commercially reasonable efforts to prevent unauthorized access to, or use of, the Service, and notify MagNet promptly of any such unauthorized use; (v) to comply with all applicable laws in using the Service, wherever such use occurs, and not use, or  require MagNet to use, any Customer Data obtained via the Service for any unlawful purpose; and (vi), to accurately represent Privileged’s use of the Service and data obtained from the Service.

4.3. Access to the Service, Attribution and Usage Fees.

4.3.1

Privileged Member Accounts. Privileged Members will be required to create an account and provide Privileged with valid contact and payment information prior to receiving access to the Service.  Once a Privileged Member has created an account with Privileged, Privileged will provide the Customer Data relating to such Member to MagNet, and the Member shall have access to the Service.

4.3.2

Privileged Travel Agent Accounts.  Additionally, Privileged may work with travel agents and travel providers (collectively, the “Travel Agents”), initially in China pursuant to a separate travel services agreement.  The Travel Agents will be required to create an account and provide Privileged with valid contact and payment information prior to receiving access to the Service.  Once a Travel Agent has created an account with Privileged, Privileged will provide the Customer Data relating to such Travel Agent to MagNet, and the Travel Agent shall have access to the Service.

4.3.3

Data Preparation & Configuration. Privileged will ensure that: (i) Customer Data is in proper format as specified by the Documentation; and (ii) no other software, data or equipment having an adverse impact on the Service has been introduced.

4.5.

Intellectual Property Rights.

4.5.1

MagNet Intellectual Property. MagNet and its third-party licensors (as appropriate) shall retain all Intellectual Property Rights in the Service and Usage Data. Except as expressly set forth herein, no MagNet Intellectual Property Rights are granted to Privileged.

4.5.2

Privileged Intellectual Property. Privileged retains all Intellectual Property Rights in Customer Data. Pursuant to this Agreement, Privileged to grants MagNet a license (i) to use the Customer Data to the extent necessary for the performance of the Services; (ii) to keep an archival copy subject to the provisions of the relevant data protection regulations; and (iii) to create Usage Data by collecting non-confidential elements of Customer Data, such as dates, location codes, equipment types, carriers, and other data as determined by MagNet and in conjunction with automatically generated data such as IP address, time, and frequency of access.

4.5.3

Feedback Relating to Services. MagNet shall have a perpetual, royalty-free, irrevocable, world-wide license to use and incorporate into the Services any suggestions, ideas, modification requests, feedback or other recommendations related to the Services provided by or on behalf of Privileged.

4.6.

Warranties.

4.6.1

Non-infringement Warranty. MagNet represents and warrants to the best of its knowledge and belief that the Service, when properly used as contemplated herein, will not infringe or misappropriate any third-party Intellectual Property Rights. Upon being notified of such a claim, MagNet shall at its option: (i) defend through litigation or obtain through negotiation the right of Privileged to continue using the Service; (ii) rework the Service so as to make it noninfringing while preserving the original functionality, or (iii) replace the Service with functionally equivalent services. If none of the foregoing alternatives provide an adequate remedy, Privileged may terminate all or any part of this Agreement.

4.6.2

Limited Performance Warranty. MagNet represents and warrants that the Service will be provided substantially in accordance with the applicable Documentation; provided, that (i) the Service is implemented and operated in accordance with all instructions supplied by MagNet; (ii) Privileged notifies MagNet of any defect within ten (10) calendar days after the appearance thereof; and (iii) Privileged has paid all amounts due hereunder and is not in default of any provision of this Agreement.

5.

Support.   MagNet agrees to provide support to Privileged, as reasonably required, relating to MagNet’s Work Products and the Services so that Privileged may use MagNet’s Work Products and the Services as intended pursuant to this Agreement.  The Parties will mutually agree on the compensation to be paid for such support in connection with a separate Support Services / Service Level Agreement.

6.

Materials / Trademarks.   Privileged shall make available to MagNet, at Privileged’s expense, all of the materials as specifically set forth in a Work Specifications Document, if any, and shall provide such materials in timely manner in accordance with the terms set forth in any Work Specifications Document.  Any delay by Privileged in providing such materials to MagNet may have a material impact on MagNet’s delivery dates, contract price and warranty provisions.  Privileged hereby grants to MagNet for the term of this Agreement a non-exclusive, worldwide, royalty-free, license to use any of Privileged’s trademarks directly in connection with any Project, in the development, production, marketing, promotion, distribution, sales and commercialization of each of the Projects.

7.

Credit.   Privileged agrees to the inclusion of MagNet’s, reasonable, customary and standard “powered by” credit, and the placement thereof, wherever a Privileged credit or brand appears in each of the Projects.

8.

Confidentiality; Confidential Information.

8.1

Each of Privileged and MagNet acknowledges that the Confidential Information (defined below) of the other Party is the exclusive property of such Party and that any publication or disclosure to third parties of the Confidential Information, except as expressly authorized herein, may cause immediate and irreparable harm to MagNet and/or Privileged respectively, which may be subject to both injunctive and monetary relief.  Each Party shall take reasonable steps to maintain the confidentiality of the Confidential Information of the other Party and in no event shall either Party provide less than the amount of care such Party uses to safeguard its own Confidential Information.

8.2

Neither Party shall, without prior written consent of the non-disclosing Party, disclose, provide, or make available any of the non-disclosing Party’s Confidential Information in any form to any persons, except to employees of the disclosing Party whose access is necessary to enable the disclosing Party to exercise its rights under this Agreement and as required by law.  In the event that disclosure is required by law, the disclosing Party shall provide the non-disclosing Party prompt written notice to permit the non-disclosing Party an opportunity, if it so elects, to oppose the disclosure.

8.3

Each Party shall require any employee having such access to agree to maintain the confidentiality of the non-disclosing Party’s Confidential Information.

8.4

Each Party shall require all sub-licensees, agents or employees having access to the non-disclosing Party’s Confidential Information to agree to maintain the confidentiality of the Confidential Information in accordance with the terms herein and shall be liable for any breach related thereto.

8.5

In the event of a breach or threatened breach of this Section during the term hereof and at any time thereafter, the non-breaching Party may be entitled to a preliminary restraining order or injunction enjoining the breaching Party, the breaching Party’s agents or employees and any other person or entity acting on the breaching Party’s behalf or at the breaching Party’s direction or request or with the breaching Party’s assistance or cooperation, from disclosing all or any part of the non-breaching Party’s Confidential Information.  In addition to or in lieu of the above, the non-breaching Party may pursue all other remedies available to it for such breach or threatened breach, including the recovery of damages.

8.6

Except for the copies of documents or materials representing (in any form) MagNet’s Work Products reasonably required by Privileged to provide continuing support to its customers of the International Website and the Domestic Website, upon the termination of this Agreement, and except as commercially reasonably necessary to enable Privileged to engage another service provider upon termination of this Agreement, Privileged shall return to MagNet all copies of any documents or materials representing MagNet’s Work Products and other materials (including all copies) in its possession or control disclosing the Confidential Information.  Furthermore, Privileged shall take such further steps as may be reasonably required by MagNet to protect the Confidential Information.  Similarly, upon termination of this Agreement, MagNet shall return to Privileged all copies of any documents or materials representing Privileged Property and other materials (including all copies) in its possession or control disclosing the Confidential Information.  Furthermore, MagNet shall take such further steps as may be reasonably required by Privileged to protect the Confidential Information.

8.7

For purposes of this Agreement “Confidential Information” shall mean MagNet’s Work Products (with respect to MagNet), any associated materials (with respect to MagNet), codes, the Privileged Property (with respect to Privileged), any associated materials (with respect to Privileged), and all other information, documents, records or instruments exchanged or provided by either Party pursuant to this Agreement.

9.  Confidentiality of Project Data.

9.1

Access, Use, and Legal Compulsion. Unless it receives Privileged’s prior written consent, MagNet: (i) will not access or use data in electronic form collected through the Services from Privileged’s customers or other third parties, or collected or accessible directly from Privileged, (collectively, “Project Data”) other than as necessary to facilitate the Services; and (ii) will not give any third party access to Project Data. Notwithstanding the foregoing, MagNet may disclose Project Data as required by applicable law or by proper legal or governmental authority. MagNet will give Privileged prompt notice of any such legal or governmental demand and reasonably cooperate with Privileged in any effort to seek a protective order or otherwise to contest such required disclosure, at Privileged’s expense.

9.2

Privileged’s Rights. Privileged possesses and retains all right, title, and interest in and to Project Data, and MagNet’s use and possession thereof is solely as Privileged’s agent. Privileged may access and copy any Project Data in MagNet’s possession at any time, through the media of communication described on the Work Specification Document.  MagNet will facilitate such access and copying promptly after Privileged’s request.

9.3

Retention and Deletion. MagNet will retain any Project Data in its possession until Erased (as defined below) pursuant to this Subsection 9.3. MagNet will Erase: (i) any or all copies of Project Data promptly after Privileged’s written request; and (ii) all copies of Project Data no sooner than 5 business days after termination of this Agreement and no later than 15 business days after such termination. Notwithstanding the foregoing, Privileged may at any time instruct MagNet to retain and not to Erase or otherwise delete Project Data, provided Privileged may not require retention of Project Data for more than 180 business days after termination of this Agreement. Promptly after Erasure pursuant to this Subsection 9.3, MagNet will certify such Erasure in writing to Privileged. (“Erase” and “Erasure” refer to the destruction of data so that no copy of the data remains or can be accessed or restored in any way.)

9.4

Technical & Physical Security. In its handling of Project Data, MagNet will observe all applicable technical and physical security requirements, including but not limited to PCI-DSS regulations or Payment Card Industry Data Security Standard regulations, relating to e-commerce information.

9.5

Individuals’ Access. MagNet will not allow any of its employees to access Project Data, except to the extent that an employee needs access in order to facilitate the Services and executes a written agreement with MagNet agreeing to comply with MagNet’s obligations set forth in this Section 9. MagNet will perform a background check on any individual it gives access to Project Data. Such background check will include, without limitation, a review of the individual’s criminal history, if any. MagNet will not grant access to Project Data if the background check or other information in MagNet’s possession would lead a reasonable person to suspect that the individual has committed identity theft or otherwise misused third party data or that the individual presents a threat to the security of Project Data.

9.6

Compliance with Law and Policy. MagNet will comply with all applicable federal and state laws and regulations governing the handling of Project Data.

9.7

Testing & Audits. Privileged may test MagNet’s Project Data management systems four times per year, at Privileged’s sole cost and expense, including without limitation via unannounced penetration tests, and MagNet will cooperate with such tests as Privileged reasonably requests.

9.8

Leaks. MagNet will promptly notify Privileged of any actual or potential exposure or misappropriation of Project Data (any “Leak”) that comes to MagNet’s attention. MagNet will cooperate with Privileged and with law enforcement authorities in investigating any such Leak, at MagNet’s expense. MagNet will likewise cooperate with Privileged and with law enforcement agencies in any effort to notify injured or potentially injured parties, and such cooperation will be at MagNet’s expense, except to the extent that the Leak was caused by Privileged. The remedies and obligations set forth in this Subsection 9.8 are in addition to any others Privileged may have.

9.9

Injunction. MagNet agrees that violation of the provisions of this Section 9 could cause Privileged irreparable injury, for which monetary damages would not provide adequate compensation, and that in addition to any other remedy, Privileged will be entitled to seek injunctive relief against such breach or threatened breach.

10.

MagNet’s Representations And Warranties

10.1

MagNet represents and warrants that, following acceptance of a Project by Privileged, such Project will be free from material reproducible programming errors and defects in workmanship and materials, and will substantially conform to the specifications in the relevant Work Specifications Document when maintained and operated in accordance with the Support Services / Service Level Agreement.  If material reproducible programming errors are discovered during the License Period, MagNet shall promptly remedy them at no additional expense to Privileged.  This warranty to Privileged shall be null and void if Priveleged is in default under this Agreement, or if the nonconformance is due to:

10.1.1

hardware failures due to defects, power problems, environmental problems or any cause other than MagNet’s Work Products;

10.1.2

modification of MagNet’s Work Products, operating systems or computer hardware, relating to the Project, by any party other than MagNet; or

10.1.3

misuse by, errors by, or negligence of, Privileged, its employees or agents in connection with the operating of the Projects.

10.2

MagNet shall not be obligated to cure any defect unless MagNet becomes reasonably aware, or  Priveleged notifies MagNet of the existence and nature of such defect promptly upon discovery.

10.3

Warranty of Title:  MagNet owns and has the right to license or convey title to MagNet’s Work Products. MagNet will not grant any rights or licenses to any intellectual property or technology that would conflict with MagNet's obligations under this Agreement.

10.4

Warranty Against Disablement: MagNet expressly warrants that no portion of MagNet’s Work Products contain or will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, software lock, drop dead device, Trojan-horse routine, trap door, time bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable any of the Projects. MagNet further warrants that it will not impair the operation of the Projects in any way other than by order of a court of law.

10.5

Warranty of Compatibility: MagNet warrants that each of the Projects shall be compatible with the hardware and software reasonably contemplated and anticipated to be utilized in connection with a Project as set forth in the applicable Work Specifications Document.

11.  Mutual Representations And Warranties.  Each Party hereby represents and warrants:

11.1

Such Party is duly organized and validly existing under the laws of the jurisdiction of its formation and registration, and has full company power and authority to enter into this Agreement, to grant the rights granted herein, and to carry out the provisions hereof;

11.2

This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms;

11.3

The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

11.4

Such Party will not, in the course of performing any of its obligations under this Agreement infringe or misappropriate any intellectual property right or other right of any person or entity; no deliverable or other material provided by one Party to the other, whether in tangible or intangible form, will infringe or misappropriate, any intellectual property right, or other right of any other person or entity; and no deliverable or other material provided by one Party to the other, whether in tangible or intangible form, will be subject to any restriction, mortgage, lien, claim, pledge, security interest, or encumbrance when delivered by one Party to the other.

12.   Intellectual Property Infringement Claims.

12.1

To the extent any material contributed by MagNet to a Project contains matter proprietary to a third party, MagNet shall obtain a license from the owner permitting the use of such matter and granting MagNet the right to sub-license its use. MagNet will not knowingly infringe upon any existing patents of third parties in the performance of services required by this Agreement, but MagNet MAKES NO WARRANTY OF NON-INFRINGEMENT of any United States or foreign patent.   If any third party brings a lawsuit or proceeding against Priveleged based upon a claim that a Project breaches the third party's patent, copyright or trade secrets rights, and it is determined that such infringement has occurred, MagNet shall indemnify and hold Priveleged harmless against any loss, damage, expense or cost, including reasonable attorney fees, arising from the claim.  This indemnification obligation shall be effective only if:

12.1.1

The third party intellectual property rights involved were known to MagNet prior to delivery of the Project;

12.1.2

Priveleged has made all payments required by this Agreement;

12.1.3

Priveleged has given prompt notice of the claim and permitted MagNet to defend; and

12.1.4

The claim does not result from Priveleged’s modification of the Project.

12.2

To reduce or mitigate damages, MagNet may, at its own expense, replace the infringing portion of the Project with a non-infringing product.

13.

Events of Default.

13.1

By Privileged.   The occurrence of any one or more of the following events with respect to Privileged shall constitute an event of default hereunder (“Privileged Event of Default”):

13.1.1

If Privileged shall fail to pay any amount due hereunder within ten (10) business days of the date the amount becomes due and payable;

13.1.2

Privileged shall become insolvent or shall make an assignment for the benefit of creditors, or if any petition is filed by or against Privileged under any provision of any state or federal law or statute alleging that Privileged is insolvent or unable to pay its debts as they mature;

13.1.3

If an involuntary petition shall be filed against Privileged seeking bankruptcy or reorganization, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving such a petition or complaint seeking reorganization;

13.1.4

The failure of Privileged to have discharged within a period of twenty (20) days after its commencement, any attachment, sequestration, or similar proceedings against any of Privileged’s assets; and

13.1.5

Privileged’s material breach of any terms of this Agreement.

13.2

Upon the occurrence of a Privileged Event of Default, MagNet shall have the following rights and remedies, provided MagNet gives written notice of such Privileged Event of Default and such default is not corrected within twenty (20) days after written notice, except as otherwise set forth herein:

13.2.1

MagNet may terminate this Agreement; and

13.2.2

MagNet may exercise any and all rights and remedies available to it under applicable law.

13.3

By MagNet.  The occurrence of any one or more of the following events with respect to MagNet shall constitute an event of default hereunder (“MagNet Event of Default”):

13.3.1

Failure by MagNet to perform its duties and responsibilities pursuant to this Agreement, following written notice by Privileged, including a ten (10) business day cure period;

13.3.2

MagNet shall become insolvent or shall make an assignment for the benefit of creditors, or if any petition is filed by or against MagNet under any provision of any state or federal law or statute alleging that MagNet is insolvent or unable to pay its debts as they mature;

13.3.3

If an involuntary petition shall be filed against MagNet seeking bankruptcy or reorganization , and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving such a petition or complaint seeking reorganization;

13.3.4

The failure of MagNet to have discharged within a period of twenty (20) days after its commencement, any attachment, sequestration, or similar proceedings against any of MagNet’s assets; and

13.3.5

MagNet’s material breach of any terms of this Agreement.

13.4

Upon the occurrence of a MagNet Event of Default, Privileged shall have the right to terminate this Agreement, provided Privileged gives written notice thereof and such default is not corrected within twenty (20) days after written notice, except as otherwise set forth herein.  In the event that Privileged exercises its right to terminate this Agreement, Privileged shall have no further obligation to share any revenues with MagNet pursuant to this Agreement.

14.

Termination; Mutual Obligations Upon Termination; Timing.  This Agreement will remain in effect until the earlier to occur of: (i) December 31, 2015; (ii) termination in accordance with Section 13; and (iii) written agreement both parties.  In the event of termination of this Agreement:

14.1

Any additional software developed by Privileged completely separate from MagNet’s Work  Products shall remain the property of Privileged and Privileged shall have the right to distribute this developed software in its possession as of the effective date of such termination.

14.2

Except for the copies of documents or materials representing (in any form) MagNet’s Work Products reasonably required by Privileged to provide continuing support to its customers of the International Website and the Domestic Website, Privileged shall return to MagNet all copies of any documents or materials representing MagNet’s Work Products and other materials (including all copies) in its possession or control disclosing the Confidential Information.  Furthermore, Privileged shall take such further steps as may be reasonably required by MagNet to protect the Confidential Information.  Similarly, MagNet shall return to Privileged all copies of any documents or materials representing Privileged Property and other materials (including all copies) in its possession or control disclosing the Confidential Information.  Furthermore, MagNet shall take such further steps as may be reasonably required by Privileged to protect the Confidential Information.

14.3

Any termination of this Agreement, pursuant to the terms set forth in this Agreement, related to a Project will not affect MagNet’s nor Priveleged’s rights concerning any previous Project.

14.4

The Parties mutually understand, acknowledge, and agree that in connection with the Services to be provided by MagNet pursuant to this Agreement, the cessation of providing Services by MagNet in connection with any termination of this Agreement likely would have a material adverse impact on Privileged and its business and operations.  Accordingly, the Parties hereby mutually acknowledge and agree that absent any written agreement between the Parties, under no circumstances shall any termination of this Agreement take effect prior to the earlier of (a) six months following the notice of termination given by either Party to the other Party, or (b) that date on which Privileged agrees that it has engaged a substitute provider of services similar to the Services to be provided by MagNet.  Additionally, MagNet agrees that it shall work with Privileged and such other provider of services (identified by Privileged) during the six-month period preceding termination of this Agreement to assist in the transition to such other provider of services.

14.5

Section 14 shall survive any termination of this Agreement.

15.

Copyright.

15.1

Privileged shall not copy any part of MagNet’s Work Products except for backup or archival purposes.

15.2

Privileged shall not permit any other person or entity to copy any of MagNet’s Work Products.

15.3

Privileged shall include on all authorized copies made by it of MagNet’s Work Products, all proprietary, copyright, trade secret and patent legends, in the same form and location as any legend appearing on MagNet’s Work Products, or in any other form and location reasonably specified by MagNet from time to time in writing.

15.4

The inclusion of a copyright notice on any of the Licensed Software shall not cause, or be construed to cause, it to be a published work.

15.5

Privileged shall maintain a record of, and provide a copy to, MagNet of the number and location of all originals and copies of MagNet’s Work Products.  MagNet shall not use such record to directly market or contact Privileged’s customers, clients, or Members for the purpose of soliciting business or feedback from such customers, clients, or Members.  Notwithstanding anything set forth in this Agreement to the contrary,

16.

Limitation of MagNet's Liability to Privileged.

16.1

NEITHER MAGNET NOR ANY OF ITS SUPPLIERS SHALL BE LIABLE TO PRIVILEGED OR ITS DISTRIBUTION PARTNERS (WHETHER UNDER CONTRACT, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY) FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS, EVEN IF MAGNET HAS BEEN MADE AWARE OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING ALLOCATION OF RISK IS REFLECTED IN THE PRIVILEGED FEE CHARGED UNDER THIS AGREEMENT.

16.2

MagNet's total liability under this Agreement for damages, costs and expenses, regardless of cause or reason, shall not exceed the total amount of payments made to MagNet by Priveleged under this Agreement.

16.3

MagNet shall not be liable for any claim or demand made against Priveleged by any third party except to the extent such claim or demand relates to copyright, trade secret or other proprietary rights, and then only as provided in the section of this Agreement entitled Intellectual Property Infringement Claims.

16.4

Priveleged shall indemnify MagNet against all claims, liabilities and costs, including reasonable attorney fees, of defending any third party claim or suit arising out of the use of the Projects  under this Agreement, other than for infringement of intellectual property rights based on any material contained in the Projects which were provided by MagNet hereunder, and which such material was not provided to MagNet by Priveleged.  MagNet shall promptly notify Priveleged in writing of any third party claim or suit and Priveleged shall have the right to fully control the defense and any settlement of such claim or suit.

17.

Subcontractors.   Notwithstanding anything contained in this Agreement to the contrary, MagNet shall have the unrestricted right to engage the services of any subcontractors (“Subcontractors”) to fulfill any of MagNet’s obligations to Priveleged hereunder.

18.

Relationships of The Parties.   Nothing contained herein shall be construed to imply a joint venture, partnership or principal- agent relationship between the parties, and neither Party shall have the right, power or authority to obligate or bind the other in any manner whatsoever, except as otherwise agreed to in writing. The parties do not contemplate a sharing of profits relating to the services provided by each Party hereunder, so as to create a separate taxable entity under Section 761 of the Internal Revenue Code of 1986, as amended, nor co-ownership of a business or property so as to create a separate partnership under the law of any jurisdiction, including, without limitation, California or law.  Accordingly, for tax, property and liability purposes MagNet will provide the MagNet services contemplated hereunder, and Priveleged will perform the Priveleged services contemplated hereunder, each on a professional basis and as an independent contractor of the other. Revenues and expenses relating to these services shall be reported separately by the parties for tax purposes. During the performance of the any of the services, MagNet's employees will not be considered employees of Privelegeds, and vice versa, within the meaning or the applications of any federal, state or local laws or regulations including, but not limited to, laws or regulations covering unemployment insurance, old age benefits, worker's compensation, industrial accident, labor or taxes of any kind.  MagNet's personnel who are to perform the MagNet services hereunder shall be under the employment, and ultimate control, management and supervision of MagNet.  Priveleged personnel who are to perform the Privelegeds services hereunder shall be under the employment, and ultimate control, management and supervision of Privelegeds.  It is understood and agreed that Priveleged employees shall not be considered MagNet's employees within the meaning or application of MagNet’s employee fringe benefit programs for the purpose of vacations, holidays, pension, group life insurance, accidental death, medical, hospitalization, and surgical benefits, and vice versa.

19.

Notices.   All notices or other communications which are required to be given hereunder shall be in writing and shall be sent to the address of the Party set out in this Agreement or such other address as the Party may designate by notice given in accordance with the provisions of this Section 19.  Any such notice may be delivered personally, by certified mail, return receipt requested, email or facsimile and shall be deemed to have been served if by hand when delivered, if by mail on the second day after the mailing thereof, or if by email or facsimile, upon confirmation of its receipt.

20.

Assignment.   Neither this Agreement nor any other rights hereunder shall be assigned or otherwise transferred in any manner by either Party without the prior written consent of the other Party.  Notwithstanding anything to the contrary contained herein, both Party’s rights and obligations hereunder may be assigned to: (i) any affiliate of such Party; and (ii) any third Party who acquires substantially all the business of such Party to which this Agreement relates, whether by merger, purchase of such Party’s stock or assets, or otherwise, but only if such successor agrees in writing to be bound by all the terms and conditions of this Agreement, which writing is provided to the other Party hereto.  In no event shall this Agreement be assignable by either Party if such assignment or transfer is to a competitor of the other Party.

21.   Non-Solicitation Of Employees.   Priveleged and MagNet each agree not to knowingly hire or solicit the other’s employees, consultants or contractors, during the Term of this Agreement and for a period of one year after termination of this Agreement, without the other's prior written consent.

22.

Entire Agreement.   This Agreement sets forth the entire agreement and understanding between the Parties and supersedes and cancels all previous negotiations, agreements (including, but not limited to, the non-binding term sheet, dated September 18, 2012, entered into by the Parties), commitments, and writings in respect of the subject matter hereof and there are no understandings representations, conditions, warranties, expressed or implied, statutory or otherwise made or assumed by the parties, other than those expressly contained in this Agreement.  No Party shall be bound by any term, clause, provision or conditions save as expressly provided herein or as duly set forth on or subsequent to the Effective Date of this Agreement in writing signed by duly authorized officers of the Parties.

23.

Press Releases.   Neither Party may publicly release any information pertaining to this Agreement, including by way of a press release, without the consent of the other Party, except as required by law, government agency, or other legal requirement.  The Parties expressly acknowledge that Privileged is a public company and shall be required to disclose this Agreement in connection with its filings with the U.S. Securities and Exchange Commission.

24.

Severability.   In the event of an enforceable decision or statutory directive declaring invalid an essential part of this Agreement, without which this Agreement would not have been entered into, this Agreement may, at the option of either Party, be terminated upon giving written notice; provided, however, that the parties must agree, in the exercise of reasonable business judgment, that the decision or directive satisfies the terms of this provision and the parties comply with its respective obligations up to and through the date of such decision or directive.  Except as aforesaid, if any term, clause, provision, or condition of this Agreement is similarly adjudged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause, provision or condition and such invalid term, clause, provision or condition shall be deemed to have been deleted from this Agreement.

25.

Waiver.   No forbearance, delay or indulgence by either Party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that Party nor shall any waiver of its rights operate as a waiver of any subsequent breach.  No right, power, or remedy herein conferred upon or reserved for either Party is exclusive of any other right, power or remedy available to that Party and each such right, power or remedy shall be cumulative.  No waiver by either Party of its rights hereunder shall be valid unless it is in writing signed by that Party.

26.

Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of California.  The prevailing Party in any lawsuit brought under the terms of this Agreement shall be awarded reasonable attorney’s fees and costs.

27.   Dispute.   In the event of any dispute between the parties which arises under this Agreement, such dispute shall be settled by arbitration in accordance with the rules for commercial arbitration of the American Arbitration Association (or a similar organization) in effect at the time such arbitration is initiated. A list of arbitrators shall be presented to the Claimant and Respondent from which one will be chosen using the applicable rules. The hearing shall be conducted in the City of Los Angeles, unless both parties consent to a different location. The decision of the arbitrator shall be final and binding upon all Parties.  The prevailing Party shall be awarded all of the filing fees and related administrative costs. Administrative and other costs of enforcing an arbitration award, including the costs of subpoenas, depositions, transcripts and the like, witness fees, payment of reasonable attorney's fees, and similar costs related to collecting an arbitrator's award, will be added to, and become a part of, the amount due pursuant to this Agreement.   Any questions involving contract interpretation shall be subject to the laws of California. An arbitrator's decision may be entered in any jurisdiction in which the Party has assets in order to collect any amounts due hereunder.

28.

Compliance With Laws.   The Parties shall comply with all applicable federal, state and local laws, regulations including, but not limited to, U.S. restrictions on the export, re-export, transfer, diversion or disclosure, directly or indirectly, of any technology, product, services licensed or purchased pursuant to this Agreement.

29.

Amendment.   No supplement, amendment or modification of this Agreement shall be binding unless executed in writing by the Parties hereto.

30.

Binding Agreement.   This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective legal representatives, permitted successors and permitted assigns as set forth herein.

31.

Authority.   Each Party has the full right, power and authority to enter into this Agreement and to consummate the transaction contemplated hereby.  Neither the execution nor delivery of this Agreement nor the consummation of the transaction contemplated hereby conflicts with, constitutes a breach, violation, or termination of any provision of any agreement to which either Party is bound.

32.

Counterparts; Facsimile.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  The Parties agree that a facsimile signature shall constitute an original hereunder.

33.

Headings.   The section headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

[SIGNATURE PAGE FOLLOWS.]

PRIVILEGED WORLD TRAVEL CLUB, INC.

MAGNET SOLUTIONS, INC.

Signature:

/s/ Gregory Lykiardopoulos

Signature:

/s/ Daniel Mapes

Print Name:

Gregory Lykiardopoulos

Print Name:

Daniel Mapes

Title:

President,CEO, Chairman of the Board

Title:

President

Date:

December 3, 2012

Date:

November 30, 2012